Exhibit 99.1

CYS Investments, Inc. Announces Third Quarter 2012 Financial Results

For Immediate Release
NEW YORK, NY – October 17, 2012– CYS Investments, Inc. (NYSE: CYS) (“CYS” or the “Company”) today announced financial results for the quarter ended September 30, 2012.

Third Quarter 2012 Highlights

•	GAAP net income of $241.9 million, or $1.46 per diluted share.

•	Core Earnings of $41.2 million, or $0.25 per diluted share.

•
A component of the Company’s net income for the quarter was $36.9 million, or $0.23 per diluted share, of appreciation on forward settling purchases (also referred to as “drop income”) that was accounted for as net gain from investments on our statement of operations and therefore excluded from our Core Earnings.

•
Net realized gain from investments of $27.0 million for the third quarter of 2012 bringing the Company's net realized gain from investments to $93.3 million for the nine months ended September 30, 2012.

•	Operating expenses of 0.93% of average net assets.

•	September 30, 2012 net asset value per common share of $14.46 per share after declaring a $0.45 dividend per common share on September 11, 2012.

•	Interest rate spread net of hedge of 1.24%. Adjusted interest rate spread net of hedge 1.41%.

•	Weighted average amortized cost of Agency RMBS of $104.35.

Public Offerings
On July 16, 2012, the Company completed an underwritten public offering of 46,000,000 shares of common stock at a public offering price of $13.70 per share, raising approximately $622.2 million of net proceeds.
On August 3, 2012, the Company completed an underwritten public offering of 3,000,000 shares of its 7.75% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, raising approximately $72.5 million of net proceeds.

Third Quarter 2012 Results
The Company had net income of $241.9 million during the third quarter of 2012, or $1.46 per diluted share, compared to net income of $101.7 million, or $0.87 per diluted share, in the second quarter of 2012. During the third quarter of 2012, the Company had Core Earnings of $41.2 million, or $0.25 per diluted share, compared to $44.8 million, or $0.38 per diluted share, in the second quarter of 2012. Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) available to common shares excluding (i) net realized gain (loss) on investments and termination of swap contracts and (ii) net unrealized appreciation (depreciation) on investments and swap and cap contracts.

Drop income is a component of our net income accounted for as net gain from investments on our statement of operations and therefore excluded from our Core Earnings. During the third quarter of 2012, the Company generated drop income of approximately $36.9 million, or $0.23 per diluted share, compared to approximately $15.0 million, or $0.13 per diluted share, during the second quarter of 2012. Core Earnings plus drop income was $0.48 per diluted share during the third quarter of 2012 compared to $0.51 during the second quarter of 2012. The $0.03 quarter-over-quarter decrease in Core Earnings plus drop income per diluted share was generally the result of a lower adjusted interest rate spread net of hedge, which decreased to 1.41% during the third quarter of 2012, compared to 1.82% during the second quarter of 2012. The Company sold approximately $5.5 billion of Agency RMBS during the third quarter of 2012 generating $27.3 million in net realized gain. By making these sales, the Company was able to take advantage of favorable pricing of Agency RMBS in the forward market due to market imbalances. As a result drop income increased during third quarter of 2012. The Company made $10.9 billion of forward purchases during the third quarter of 2012, with weighted average drop of approximately $0.19 per $100.00 par value per month, compared to forward purchases in the second quarter of 2012 of approximately $5.1 billion of Agency RMBS with weighted average drop of approximately $0.18 per $100.00 par value per month.

The Company utilizes forward settling transactions for the majority of its purchases. This enables the Company to purchase assets with specified stipulations, such as average loan size and/or age, and/or percentage of loans in a particular state. This customization enables the Company to more effectively manage prepayments. In addition, forward settling purchases allow the Company to obtain an asset at a discount (also referred to as “drop”) to its current market value; however, the Company does not receive interest income on the asset until the forward transaction settles. Obtaining assets at a discount to market value reduces the prepayment impact and is accretive to net asset value.

The Company’s interest rate spread net of hedge decreased to 1.24% for the third quarter of 2012 from 1.71% in the second quarter of 2012. The third quarter of 2012 interest rate spread is artificially low due to the hedging of forward settling purchases in advance of their earning interest income mentioned above. During the third quarter of 2012, the average cost basis of the Company’s settled Agency RMBS was $13.4 billion, average unsettled Agency RMBS was $5.3 billion, and average total Agency RMBS was $18.7 billion. By applying total net swap and cap interest expense of $17.3 million for the third quarter of 2012 pro rata over settled and unsettled Agency RMBS positions, swap and cap interest expense was $12.4 million relating to our settled Agency RMBS. The result is an adjusted interest rate spread net of hedge for our settled Agency RMBS positions of approximately 1.41%, compared to 1.82% in the second quarter of 2012. We believe this spread is generally more reflective of the economic return of our assets, and represents what we expect our interest rate spread net of hedge will be once forward purchases settle.

The Company’s net asset value per common share on September 30, 2012 was $14.46, after declaring a $0.45 dividend per common share on September 11, 2012, compared with $13.52 at June 30, 2012. The increase was primarily the result of Agency RMBS outperforming swaps.

The Company had $27.0 million of net realized gain on investments during the third quarter of 2012, compared with $61.1 million gain on investments during the second quarter of 2012.

The Company’s operating expenses were $5.3 million, or 0.93% of average net assets, for the third quarter of 2012, compared to $5.3 million, or 1.33% of average net assets, for the second quarter of 2012. Operating expenses as a percentage of net assets decreased as a result of a larger asset base.

(dollars in thousands)	Three Months Ended
Key Metrics*	September 30, 2012	June 30, 2012
Average Agency RMBS (1)	$13,442,454	$10,737,980
Average unsettled Agency RMBS (2)	$5,308,559	$2,747,054
Average repurchase agreements (3)	$11,571,371	$9,497,267
Average net assets (4)	$2,300,096	$1,591,432
Average common shares outstanding (5)	165,017	116,881
Average yield on Agency RMBS (6)	2.25%	2.62%
Average cost of funds and hedge (7)	1.01%	0.91%
Interest rate spread net of hedge (8)	1.24%	1.71%
Operating expense ratio (9)	0.93%	1.33%
Leverage ratio (at period end) (10)	7.7:1	7.6:1

(1)	The Company's average Agency RMBS for the period is calculated by averaging the month end cost basis of settled Agency RMBS during the period.

(2)	The Company's average unsettled Agency RMBS for the period is calculated by averaging the month end cost basis of unsettled Agency RMBS during the period.

(3)	The Company's average repurchase agreements for the period is calculated by averaging the month end repurchase agreements balance during the period.

(4)	The Company's average net assets for the period is calculated by averaging the month end net assets during the period.

(5)	Our average common shares outstanding is calculated by averaging the daily common shares outstanding during the period.

(6)	The Company's average yield on Agency RMBS for the period is calculated by dividing interest income from Agency RMBS by average Agency RMBS.

(7)	The Company's average cost of funds and hedge for the period is calculated by dividing total interest expense, including net swap and cap interest income (expense), by average repurchase agreements.

(8)	The Company's interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on Agency RMBS.

(9)	The Company's operating expense ratio is calculated by dividing operating expenses by average net assets.

(10)	The Company's leverage ratio is calculated by dividing (i) the Company's repurchase agreements balance plus payable for securities purchased minus receivable for securities sold by (ii) net assets.

*	All percentages are annualized.

Prepayments
The portfolio recorded $745.3 million in scheduled and unscheduled principal repayments and prepayments, which equated to a constant prepayment rate (“CPR”) of approximately 17.3% and net amortization of premium of $29.5 million for the third quarter of 2012. This compared to $651.7 million in scheduled and unscheduled principal repayments and prepayments, which equated to a CPR of approximately 18.1% and net amortization of premium of $22.7 million for the second quarter of 2012. The decrease in CPR during the third quarter of 2012 was consistent with seasonal trends. However, the Company expects the fourth quarter 2012 CPR will increase due in part to the Federal Reserve Board's (the "Federal Reserve") announcement of an open-ended program to purchase an additional $40 billion of Agency RMBS per month until the unemployment rate, among other economic indicators, show signs of improvement. This program, when combined with the Federal Reserve's existing programs to extend its holdings' average maturity, and reinvest principal payments from its holdings of agency debt and Agency RMBS into Agency RMBS, is expected to increase the Federal Reserve's holdings of long-term securities by approximately $85 billion per month through the end of 2012.

The CPR of the Company’s Agency RMBS portfolio was approximately 15.4% for the month of October 2012.

Dividend
The Company declared a common dividend of $0.45 per share with respect to the third quarter of 2012, compared to $0.50 for the second quarter of 2012. Using the closing share price of $14.09 on September 28, 2012, the third quarter dividend equates to an annualized dividend yield of 12.8%.

Portfolio
At September 30, 2012, the Company’s $22.6 billion portfolio of Agency RMBS was backed by fixed-rate mortgages and hybrid adjustable-rate mortgages (“Hybrid ARMs”) with 0 to 84 months to reset. The Agency RMBS portfolio is made up of 0.7% 2009 production; 5.8% 2010 production; 24.2% 2011 production; and 69.3% 2012 production. Additional information about our Agency RMBS portfolio at September 30, 2012 is summarized below:

	Par Value	Fair Value	Weighted Average
Asset Type	(in thousands)		Cost/Par	Fair Value/Par	MTR(1)		Coupon	CPR(2)
10 Year Fixed Rate	$224,154	$238,674	$103.69	$106.48	N/A		3.50%	16.0%
15 Year Fixed Rate	11,142,835	11,854,179	104.04	106.38	N/A		3.26%	16.1%
20 Year Fixed Rate	910,489	967,434	104.87	106.25	N/A		3.22%	11.2%
30 Year Fixed Rate	5,293,159	5,685,772	105.83	107.42	N/A		3.79%	16.5%
Hybrid ARMs	3,652,347	3,850,880	103.07	105.44	69.3		2.92%	21.8%
Total/Weighted Average	$21,222,984	$22,596,939	$104.35	$106.47	69.3	(3)	3.33%	17.4%

(1) MTR, or “Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM. After the fixed period, 100% of the hybrid ARMS in the portfolio reset annually.
(2) CPR is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three month prepayment rate for those bonds held at September 30, 2012. Securities with no prepayment history are excluded from this calculation.
(3) Weighted average months to reset of our hybrid ARM portfolio.

Financing, Leverage & Liquidity
At September 30, 2012, the Company had financed its portfolio with approximately $13.9 billion of borrowings under repurchase agreements with a weighted average interest rate of 0.42% and a weighted average maturity of approximately 29.2 days. In addition, the Company had payable for securities purchased of $6.1 billion. The Company’s leverage ratio at September 30, 2012 was 7.7 to 1. At September 30, 2012, the Company’s liquidity position was approximately $1.8 billion, consisting of unpledged Agency RMBS, U.S. Treasury securities and cash and cash equivalents. Below is a list of outstanding borrowings under repurchase agreements at September 30, 2012 (dollars in thousands):

Counterparty	Total Outstanding Borrowings	% of Total	% of Net Assets At Risk (1)	Weighted Average Maturity in Days
Bank of America Securities LLC	$1,153,279	8.3%	2.5%	47
Bank of Nova Scotia	651,503	4.7	0.8	43
Barclays Capital, Inc.	1,145,405	8.2	2.3	53
BNP Paribas Securities Corp	660,121	4.7	1.4	16
Cantor Fitzgerald & Co.	210,581	1.5	0.5	11
Citigroup Global Markets, Inc.	475,957	3.4	1.0	21
Credit Suisse Securities (USA) LLC	647,308	4.7	1.1	18
Daiwa Securities America, Inc.	293,674	2.1	0.6	42
Deutsche Bank Securities Inc.	537,262	3.9	1.2	21
Goldman Sachs & Co.	788,524	5.7	1.6	18
Guggenheim Liquidity Services, LLC	245,567	1.8	0.5	21
Industrial and Commercial Bank of China Financial Services LLC	825,251	5.9	1.6	18
ING Financial Markets LLC	394,666	2.8	0.9	14
Jefferies & Company, Inc.	82,559	0.6	0.2	17
KGS Alpha Capital Markets	94,653	0.7	0.2	23
LBBW Securities LLC	188,240	1.4	0.4	51
Mitsubishi UFJ Securities (USA), Inc.	498,179	3.6	1.0	45
Mizuho Securities USA, Inc.	556,893	4.0	1.3	13
Morgan Stanley & Co. Inc.	659,175	4.7	1.4	30
Nomura Securities International, Inc.	628,791	4.5	1.5	21
RBC Capital Markets, LLC	698,620	5.0	1.5	18
South Street Securities LLC	377,416	2.7	1.1	18
The Royal Bank of Scotland PLC	158,729	1.1	0.3	10
UBS Securities LLC	942,641	6.8	2.1	54
Wells Fargo Securities, LLC	996,983	7.2	1.4	18
	$13,911,977	100.0%	28.4%
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(1)	Equal to the fair value of pledged securities plus accrued interest income, minus the sum of repurchase agreement liabilities and accrued interest expense divided by net assets.

Hedging
The Company utilizes interest rate swap and cap contracts to hedge the interest rate risk associated with its Agency RMBS portfolio. As of September 30, 2012, the Company had entered into 20 interest rate swap contracts with an aggregate notional amount of $7.0 billion, a weighted average fixed rate of 1.298%, and a weighted average expiration of 2.7 years. At September 30, 2012, the Company had entered into ten interest rate cap contracts with a notional amount of $3.4 billion, a weighted average cap rate of 1.622%, and a weighted average expiration of 6.8 years. These interest rate swap and cap contracts are described below (dollars in thousands):

Interest Rate Swaps	Expiration	Fixed	Floating	Notional	Fair
Counterparty	Date	Pay Rate	Receive Rate(1)	Amount	Value
The Royal Bank of Scotland plc	5/26/2013	1.600%	0.427%	$100,000	$(822)
The Royal Bank of Scotland plc	6/30/2013	1.378%	0.362%	300,000	(2,315)
The Royal Bank of Scotland plc	7/15/2013	1.365%	0.455%	300,000	(2,425)
Goldman Sachs	12/15/2013	1.309%	0.389%	400,000	(4,670)
Goldman Sachs	12/16/2013	1.264%	0.389%	400,000	(4,452)
The Royal Bank of Scotland plc	12/16/2013	1.281%	0.389%	500,000	(5,625)
Deutsche Bank Group	12/17/2013	1.323%	0.389%	400,000	(4,717)
The Royal Bank of Scotland plc	7/1/2014	1.720%	0.461%	100,000	(2,377)
Nomura Global Financial Products, Inc.	7/16/2014	1.733%	0.455%	250,000	(6,137)
Deutsche Bank Group	8/16/2014	1.353%	0.437%	200,000	(3,711)
Goldman Sachs	9/23/2014	1.312%	0.373%	500,000	(9,342)
Deutsche Bank Group	10/6/2014	1.173%	0.460%	240,000	(3,875)
Goldman Sachs	2/14/2015	2.145%	0.437%	500,000	(20,823)
Nomura Global Financial Products, Inc.	6/2/2016	1.940%	0.418%	300,000	(15,471)
Morgan Stanley Capital Services, Inc. (2)	12/19/2016	1.426%	0.376%	250,000	(7,961)
Credit Suisse International (3)	4/24/2017	1.310%	0.361%	500,000	(11,536)
Credit Suisse International	7/13/2017	0.860%	0.456%	750,000	(4,835)
BNP Paribas	9/6/2017	0.768%	0.412%	250,000	(124)
Deutsche Bank Group	9/6/2017	0.775%	0.412%	500,000	(443)
The Bank of Nova Scotia	9/6/2017	0.765%	0.412%	250,000	(64)
Total				$6,990,000	$(111,725)
Interest Rate Caps	Expiration			Notional	Fair
Counterparty	Date		Cap Rate	Amount	Value
The Royal Bank of Scotland plc	12/30/2014		2.073%	$200,000	$64
The Royal Bank of Scotland plc	10/15/2015		1.428%	300,000	489
The Royal Bank of Scotland plc	11/8/2015		1.360%	200,000	374
Credit Suisse International	5/23/2019		2.000%	300,000	7,007
Wells Fargo Bank, N.A.	6/1/2019		1.750%	300,000	7,998
ING Capital Markets, LLC	6/29/2019		1.500%	300,000	9,057
UBS AG	7/2/2019		1.500%	300,000	9,389
The Royal Bank of Scotland plc	7/16/2019		1.250%	500,000	17,770
Morgan Stanley Capital Services, Inc.	7/16/2022		1.750%	500,000	36,610
Credit Suisse International	7/25/2022		1.750%	500,000	36,573
Total				$3,400,000	$125,331
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(1)	Resets quarterly to 3-Month LIBOR

(2)	The interest rate swap effective date is December 19, 2012 and does not accrue any income or expense until that date.

(3)	The interest rate swap effective date is April 24, 2013 and does not accrue any income or expense until that date.

Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, October 18, 2012, to discuss its financial results for the quarter ended September 30, 2012. To participate in the call by telephone, please dial 866.356.4281 at least 10 minutes prior to the start time and reference the conference passcode 58433822. International callers should dial 617.597.5395 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com.  To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay will be available on Thursday, October 18, 2012, at approximately 12:00 PM Eastern Time through Thursday, November 1, 2012, at approximately 11:00 AM Eastern Time. To access this replay, please dial 888.286.8010 and enter the conference ID number 22848396. International callers should dial 617.801.6888 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.

About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

Forward-Looking Statements Disclaimer

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to CPR. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which has been filed with the Securities and Exchange Commission. If a change occurs, these forward-looking statements may vary materially from those expressed in this release. All forward-looking statements speak only as of the date on which they are made. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

(In thousands, except per share numbers)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011*
ASSETS:
Investments in securities, at fair value (including pledged assets of $14,752,504, $10,066,807, $8,806,898 and $8,412,295, respectively)	$22,646,305	$14,162,935	$13,388,839	$9,466,128
Interest rate cap contracts, at fair value	125,331	43,871	4,548	5,966
Cash and cash equivalents	20,496	13,846	10,643	11,508
Receivable for securities sold and principal repayments (including pledged assets of $0, $354,838, $0 and $0, respectively)	20,423	365,583	116,918	5,550
Interest receivable	50,433	35,472	34,152	27,815
Other assets	1,129	1,421	805	1,090
Total assets	22,864,117	14,623,128	13,555,905	9,518,057

LIABILITIES:
Repurchase agreements	13,911,977	9,763,313	8,234,669	7,880,814
Interest rate swap contracts, at fair value	111,725	93,337	84,941	79,476
Payable for securities purchased	6,084,047	3,058,300	3,634,983	463,302
Payable for cash received as collateral	47,960	—	—	—
Distribution payable	79,677	59,465	58,069	—
Accrued interest payable (including accrued interest on repurchase agreements of $5,086, $3,920, $2,425 and $3,747, respectively)	19,389	15,696	15,564	15,617
Accrued expenses and other liabilities	4,606	3,163	1,887	1,390
Total liabilities	20,259,381	12,993,274	12,030,113	8,440,599
NET ASSETS	$2,604,736	$1,629,854	$1,525,792	$1,077,458
Net assets consist of:
Series A Cumulative Redeemable Preferred Stock, $0.01 par value, 50,000 shares authorized (3,000 and 0 shares issued and outstanding, respectively, liquidation preference of $25.00 per share or $75,000 and $0 in aggregate, respectively)	$72,488	$—	$—	$—
Common Stock, $0.01 par value, 500,000 shares authorized (174,942, 120,595, 116,139 and 82,753 shares issued and outstanding, respectively)	1,749	1,206	1,161	828
Additional paid in capital	2,236,234	1,496,613	1,434,836	997,884
Retained earnings	294,265	132,035	89,795	78,746
NET ASSETS	$2,604,736	$1,629,854	$1,525,792	$1,077,458
NET ASSET VALUE PER COMMON SHARE	$14.46	$13.52	$13.14	$13.02
________
* Derived from audited financial statements.

CYS INVESTMENTS, INC.
STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended			Nine Months Ended
(In thousands, except per share numbers)	September 30, 2012	June 30, 2012	March 31, 2012	September 30, 2012
INVESTMENT INCOME
Interest income from Agency RMBS	$75,609	$70,352	$64,147	$210,108
Other income	1,022	1,395	1,222	3,639
Total investment income	76,631	71,747	65,369	213,747
EXPENSES:
Interest	11,893	8,993	6,853	27,739
Compensation and benefits	3,068	3,346	3,164	9,578
General, administrative and other	2,272	1,933	1,955	6,160
Total expenses	17,233	14,272	11,972	43,477
Net investment income	59,398	57,475	53,397	170,270
GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	27,049	61,113	5,173	93,335
Net unrealized appreciation (depreciation) on investments	194,078	7,473	27,977	229,528
Net gain (loss) from investments	221,127	68,586	33,150	322,863
GAINS AND (LOSSES) FROM SWAP AND CAP CONTRACTS:
Net swap and cap interest income (expense)	(17,255)	(12,687)	(11,506)	(41,448)
Net unrealized appreciation (depreciation) on swap and cap contracts	(21,363)	(11,669)	(5,923)	(38,955)
Net gain (loss) from swap and cap contracts	(38,618)	(24,356)	(17,429)	(80,403)
NET INCOME	$241,907	$101,705	$69,118	$412,730
DIVIDEND ON PREFERRED STOCK	(953)	—	—	(953)
NET INCOME AVAILABLE TO COMMON SHARES	$240,954	$101,705	$69,118	$411,777
NET INCOME PER COMMON SHARE - DILUTED	$1.46	$0.87	$0.66	$3.19

Core Earnings:
Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) available to common shares excluding net gain (loss) from investments, net gain (loss) on termination of swap contracts and net unrealized appreciation (depreciation) on swap and cap contracts. In order to evaluate the effective yield of the portfolio, management uses Core Earnings to reflect the net investment income of our portfolio as adjusted to include the net swap and cap interest income (expense). Core Earnings allows management to isolate the interest income (expense) associated with our swaps and caps in order to monitor and project our borrowing costs and interest rate spread. In addition, management utilizes Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.
The Company adopted Accounting Standards Codification (“ASC”) 946, Clarification of the Scope of Audit and Accounting Guide Investment Companies (“ASC 946”), prior to its deferral in February 2008, while most, if not all, other public companies that invest only in Agency RMBS have not adopted ASC 946. Under ASC 946, the Company uses financial reporting specified for investment companies, and accordingly, its investments are carried at fair value with changes in fair value included in earnings. Most other public companies that invest only in Agency RMBS include most changes in the fair value of their investments within shareholders’ equity, not in earnings. As a result, investors are not able to readily compare the Company’s results of operations to those of most of its competitors. The Company believes that the presentation of its Core Earnings is useful to investors because it provides a means to compare its Core Earnings to those of its peers. In addition, because Core Earnings isolates the net swap and cap interest income (expense) it provides investors with an additional metric to identify trends in the Company’s portfolio as they relate to the interest rate environment.
The primary limitation associated with Core Earnings as a measure of the Company’s financial performance over any period is that it excludes the effects of net realized gain (loss) from investments. In addition, the Company’s presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company’s GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2012	June 30, 2012	March 31, 2012	September 30, 2012
NET INCOME AVAILABLE TO COMMON SHARES	$240,954	$101,705	$69,118	$411,777
Net (gain) loss from investments	(221,127)	(68,586)	(33,150)	(322,863)
Net unrealized (appreciation) depreciation on swap and cap contracts	21,363	11,669	5,923	38,955
Core Earnings	$41,190	$44,788	$41,891	$127,869